Exhibit 99.1

Findex Announces Transformational Shift in Business Plan and Focus,

and the Related Introduction of a Major Rebranding Initiative Under It’s New RexPro Banner

LAKE PARK, FL, June 17, 2019 – (GLOBE NEWSWIRE) – Findex.com, Inc. (OTCPINK: FIND), announced today that, as initially unveiled in its annual report on SEC Form 10-K for the period ending December 31, 2018, it has made a strategic determination to capitalize on the fast-growing market receptivity and demand for its proprietary, high-value, high-performance interior and exterior flooring and other surface maintenance solutions by significantly narrowing its focus to the exploitation of a substantial North American market opportunity that it has identified for those solutions and already begun penetrating. Though not expected to adversely impact the company’s existing manufacturing business, the development marks a sharp, transformative shift for the company away from what had been a primary focus on products manufacturing and distribution across a broad range of largely unrelated niche market opportunities to what is now an approach driven by specialization on a select, high-margin, target-rich market for which its proprietary manufactured products have already proven especially effective and demonstrated growing demand, and one being pursued going forward through a vertically-integrated model that not only features those exclusive products but that also features their expert, on-site application in what amounts to a full-service, customer-client maintenance solution. Implementation of the revised business plan, which is expected to rely as much on inorganic growth through client account acquisitions as organic growth through the internal pursuit and establishment of new accounts, is already well-underway. Up until recently known by the name “EcoSmart,” as part of this major corporate makeover, the company is now marketing its products and services under its recently introduced RexPro Sealers and Coatings brand.

Until recently, Findex (through its EcoSmart identity) had principally been a manufacturer and marketer of a broad array of high-performance industrial and commercial coatings that had relied on third party applicators to perform the services associated with – and critical to – the highly coveted value-add provided by those coatings. Increasingly captive to the limitations of a top-line growth trajectory that was largely dependent on customer relationships from which it was one-step removed, however, and unable to realize for its own account anything more than a very small percentage of the gross revenue being generated through applications of its prized products, the company singled-out what it had identified through experience as its most lucrative and target-rich product market and has since aggressively set out to re-position itself not merely as a manufacturer of those products, but a vertically integrated, high-quality applicator of them as well. By doing so, RexPro Sealers and Coatings, as it is now known, is able to sustain and grow its already enviable gross margins on its line of coatings products while also, it is expected, being able to grow its top line at a much more rapidly accelerating rate.

Going forward, and armed with what some veteran maintenance professionals insist is the best-in-class line of products, RexPro Sealers and Coatings – according to one spokesman for the company – is aiming to become the industry leader throughout North America in servicing the flooring and tile maintenance needs of medium-to-large, regional and national operators of large square footage, heavily foot-trafficked commercial spaces across a broad array of sectors, including retail, hospitality, food-service, medical, institutional, and governmental. Taken as a whole, this represents a multi-billion dollar, largely recession-resistant segment, and one highlighted by substantially recurring revenue. Recognizable names already using the RexPro products, and representative of the company’s prime targets, include Marriott, Best Western, Walmart, Bed Bath & Beyond, Food Lion, Wegmans, the U.S. Veterans Administration (hospitals), Budweiser, Studio Movie Grill and Duke University, among many others.

Although the company fully intends to continue manufacturing its products for other vertical markets for the indefinite future, it is currently in the process of systematically offloading the national and global distribution opportunities associated with those products to select marketing and specialized application service partners. The rewarding relationship it has established with its HVAC coatings partner in the Caribbean basin and Mexico, for example, stands as a model it seeks to replicate across multiple niche product and applications markets.

Asked to comment on this major announcement, Steven Malone, Findex’s president and chief executive officer, offered the following: “The stage has been getting set for a long time now, and we’re all feeling the excitement. And never before has there been so much to be excited about. We’ve got the best products in a huge, growing market, a developing team of some of the most experienced industry experts, and a high margin opportunity. To say the least, I’m pretty bullish on our prospects.”

For more detailed information, please refer to the company’s annual report on SEC Form 10-K for the period ending December 31, 2018 filed with the SEC on April 16, 2019.

About Findex.com, Inc.

Findex.com, Inc. is a vertically integrated provider of high-value interior and exterior flooring and other surface maintenance solutions focused on serving regional and national operators of large square footage, heavily foot-trafficked commercial spaces. Recognized by industry veterans as best-in-class for its proprietary line of RexPro products and systems, and at a pre-scaling inflection point in its development with a long growth runway ahead, the company is focused on serving small-to-large retail, hospitality, food-service, medical, institutional, and governmental clients throughout North America.

For more information, please visit: www.RexProSealers.com.

Statements about Findex’s future expectations, including future revenue, earnings, and transactions, as well as all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Findex intends that such forward-looking statements be subject to the safe harbors created thereby. These statements involve risks and uncertainties that are identified from time to time in the Company's SEC reports and filings, and are subject to change at any time. Findex’s actual results and other corporate developments could differ materially from that which has been anticipated in such statements.